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                                                                    EXHIBIT 12.1




                             APPAREL VENTURES, INC.

            COMPUTATION OF RATIO OF NET EARNINGS TO FIXED CHARGES
            (IN THOUSANDS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)


                                                      Year Ended June 30
                                    -------------------------------------------------------------
                                     1993*        1994*        1995          1996          1997
                                    -------      -------      -------       -------       -------
EARNINGS
  INCOME (loss) before income
   taxes                            $ 9,553      $ 7,021      $(6,099)      $(4,077)      $(1,164)

  Add fixed charges                     802        1,516        7,001         7,351         5,946
                                    -------      -------      -------       -------       -------
  Earnings before income taxes
   and fixed charges                 10,355        8,537          902         3,274         4,782

FIXED CHARGES
  Interest expense                      802        1,516        7,001         7,351         5,946

RATIO OF EARNINGS
   TO FIXED CHARGES                   12.9x         5.6x          .lx           .4x           .8x
                                    =======      =======      =======       =======       =======

* Results pertain to the predecessor corporation.